Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
	Investors:	Larry Waisanen (703) 480-3670
	Media:	Sherry Peske (703) 480-3632

Lafarge North America Reports Improved Third-Quarter Operating Results

•	Operating income reaches third-quarter record
•	Board declares quarterly cash dividend

HERNDON, VA, October 30, 2003—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported third-quarter 2003 net income of $225.3 million, or $3.04 per share diluted. These results include $78 million, or $1.05 per share diluted, from cement-related divestment gains and discontinued operations. The results compare with third-quarter 2002 net income of $142.9 million, or $1.94 per share diluted, which included $2.8 million, or $0.04 per share diluted, from cement-related discontinued operations. Excluding the effects of divestment gains and discontinued operations, net income during the quarter increased 5 percent compared with last year.

All business segments reported higher operating income year-over-year as volumes rebounded in response to more seasonal weather conditions, many product lines experienced price gains, and cost performance continued to improve. In addition, the company’s gypsum operations returned to profitability during the quarter. The strengthening of the Canadian dollar contributed approximately $11 million to operating income during the quarter, but this favorable effect was largely offset by increased pension and energy costs.

“We are pleased with the improvement in our operating performance this quarter,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “As we expected, we began to recover volumes associated with projects that had been delayed earlier in the year due to poor weather. Generally high levels of construction activity, combined with contributions from our performance improvement programs and a strong Canadian dollar, produced record earnings for the company during the quarter.”

Net sales from continuing operations were up 8 percent over last year to $1,163 million. Excluding the favorable impact of the stronger Canadian dollar, net sales were 3 percent higher than last year.

The company completed the previously announced sale of its Florida cement operations in August 2003, resulting in an after-tax gain of $57.8 million, or $0.78 per share diluted. The company also realized an after-tax gain of $18.9 million, or $0.25 per share diluted, in connection with the relocation of its cement terminal in Detroit, Michigan.

Third-Quarter Results by Operating Segment

Construction Materials

The construction materials segment reported operating income of $126.2 million in the quarter, an increase of 7 percent compared with income of $118.1 million during the third quarter 2002. Earnings from aggregates improved significantly compared with last year, but were partially offset by modest declines in other product lines. The favorable effect of the stronger Canadian dollar on operating results was essentially offset by higher energy and pension expenses during the quarter. Total construction materials revenue during the quarter was $739.4 million, up 9 percent over last year. Excluding the favorable impact of the exchange rate, revenues were 2 percent higher than the same period in 2002.

Aggregate (crushed stone, sand and gravel) shipments totaled 40.9 million tons during the quarter, 2 percent above 2002 levels. Volumes in the U.S. were up 8 percent compared with the year-ago quarter, primarily as a result of strong demand in Maryland, the Great Lakes, Missouri and New Mexico. Aggregate selling prices were up in most markets, contributing to an improvement in aggregate margins year-over-year.

Ready-mixed concrete volumes improved 3 percent from the same time last year to 3.6 million cubic yards. Volumes in Canada increased 7 percent overall, primarily as a result of sustained project work, while increased demand in the eastern U.S., particularly Louisiana, was offset by continued declines in western U.S. markets. Average ready-mixed concrete prices declined slightly compared with last year, reducing margins during the quarter.

Asphalt and asphalt paving sales volumes were down 3 percent and 14 percent respectively compared with the third quarter of 2002. Weak economic conditions in the western U.S., the company’s decision announced earlier this year to reduce the scope of its portable highway paving activities in certain western states, and lower overall demand in Canada all contributed to the drop in sales during the quarter. Although volumes in eastern Canada experienced the normal seasonal increase during the quarter, project activity remained at lower-than-expected levels. However, higher margins in this market offset the decline in volumes.

Cement and Cement-Related Products

Operating income during the third quarter from cement and cement-related product continuing operations improved 2 percent to $138 million from $135.2 million in the third quarter 2002. The results reflect increased sales volumes, decreased fixed manufacturing costs and a stronger Canadian dollar, partially offset by increased pension expenses. In addition, the cost of waste fuels and electricity were higher compared to the same period in 2002.

Net sales, excluding Lafarge Florida, were $414 million, an increase of 7 percent compared with the third quarter 2002. Excluding the favorable impact of the exchange rate, revenues were up 4 percent from the same period last year.

Total cement sales volumes during the quarter, excluding Lafarge Florida, were 3 percent higher compared with last year. U.S. volumes were up 1 percent to 3.4 million tons and Canadian volumes were up 9 percent to 1.2 million tons. Average prices in Canada were up compared to the same period in 2002 due to price increases implemented earlier this year. Average U.S. price levels declined modestly compared with last year due to competitive activity in several markets.

Following the trend established during the first half of the year, fixed manufacturing costs, primarily at the Sugar Creek, Missouri, and the Bath, Ontario, plants were lower than during the third quarter 2002.

Gypsum

The gypsum segment returned to profitability during the quarter, posting a $0.6 million operating profit compared with a loss of $5.8 million in the third quarter 2002, and a loss of $3.3 million in the second quarter 2003. Record sales volumes, higher selling prices and lower manufacturing costs contributed to the gain.

Wallboard sales reached record volumes, increasing to 558 million square feet, 12 percent higher compared to the same period last year mainly due to robust residential construction activity. The increase also reflects a recovery in shipments for projects delayed due to the poor weather experienced earlier in the year.

The average mill net price of $97.15 per msf during the quarter was 2 percent higher than during the same period last year, and in the month of September the company’s average selling price reached $100 per msf. A further price increase was implemented on September 29, 2003.

Manufacturing costs were lower compared with the year-ago quarter due to continued efficiency gains at the company’s Silver Grove, Kentucky, and Palatka, Florida, production facilities, and the realization of the expected savings from the idling of the Wilmington, Delaware, plant. These savings were partially offset by higher labor costs attributable to increased production, as well as increased natural gas prices.

Consolidated Nine-Month Results

For the first nine months of 2003, Lafarge North America recorded net income of $212.2 million, or $2.88 per share diluted. These results include $83.8 million, or $1.14 per share diluted associated with divestment gains and discontinued operations. These results compare with net income of $196.5 million, or $2.66 per share diluted, during the same period last year, which included $30.1 million, or $0.41 per share diluted, associated with divestment gains and discontinued operations.

Consolidated net sales for the first nine months of 2003 were $2,436 million, up 3 percent from $2,371.6 million during the first nine months of 2002. Excluding the favorable impact of the Canadian dollar, net sales during the first nine months were down 1 percent from last year.

Compared with the same period last year, Lafarge North America’s financial position has strengthened. At the end of the quarter, the company’s total debt was $733.7 million compared with $886.8 million at the end of the third quarter last year. Including cash and short-term investments of $431 million in 2003, and $237.6 million in 2002, net debt was $302.7 million as of September 30, 2003 compared with $649.2 million as of September 30, 2002.

Outlook

The generally high levels of construction activity experienced during the third quarter have continued in October in all of the company’s product lines. Because of the late start to the construction season and weather-related project delays earlier in the year, it is expected that activity will remain strong during the fourth quarter. However, the level of activity will be highly dependent on weather conditions during November and December, and increased energy and pension expenses will continue to impact results. If mild weather conditions continue to prevail, the company expects its operating performance during the remainder of the year to be stronger than during the fourth quarter 2002.

Quarterly Dividend Declared

At its meeting today, the Board of Directors declared a cash dividend of twenty cents ($0.20) per share of Lafarge North America common stock, payable on December 1, 2003 to shareholders of record on November 14, 2003.

Conference Call
 Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Standard Time on Friday, October 31, 2003. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.

Profile
 Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2002, net sales exceeded $3.25 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 77,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: first in Cement; second in Aggregates and Concrete; first in Roofing; and third in Gypsum. In 2002, the Lafarge Group recorded sales of more than 14.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended September 30		9 Months Ended September 30

	2003	2002	2003	2002

Net Sales from Continuing Operations
Construction materials	$739,370	$679,313	$1,487,304	$1,436,534
Cement and cement-related products	413,981	386,492	888,792	862,138
Gypsum	67,558	58,121	185,054	178,877
Eliminations	(58,315)	(47,747)	(125,126)	(105,998)

Total Net Sales from Continuing Operations	$1,162,594	$1,076,179	$2,436,024	$2,371,551

Income (Loss) from Continuing Operations
Construction materials	126,168	118,147	$110,848	$136,793
Cement and cement-related products	137,980	135,203	211,949	222,688
Gypsum	601	(5,768)	(8,076)	(10,588)

	264,749	247,582	314,721	348,893
Corporate and unallocated expenses (2)	10,769	(22,288)	(32,445)	(22,254)

Total Income from Continuing Operations Before Interest and Taxes	275,518	225,294	282,276	326,639
Minority interest	(1,660)	(1,621)	(5,244)	(6,317)
Interest expense, net	(13,215)	(9,353)	(40,218)	(31,513)

Earnings from Continuing Operations Before Income Taxes	260,643	214,320	236,814	288,809
Income taxes	(94,473)	(74,226)	(87,527)	(101,074)

Net Income from Continuing Operations	166,170	140,094	149,287	187,735
Income from discontinued operations, net of tax (3)	59,148	2,761	66,092	8,810
Change in accounting principle, net of tax	—	—	(3,214)	—

Net Income	$225,318	$142,855	$212,165	$196,545

Net Income per Common Equity Share
From continuing operations — basic	$2.26	$1.92	$2.04	$2.58
From discontinued operations — basic	0.81	0.04	0.90	0.12
Cumulative effect of change in accounting principle — basic	—	—	(0.04)	—

Net income per share — basic	$3.07	$1.96	$2.90	$2.70

From continuing operations — diluted	$2.24	$1.90	$2.02	$2.54
From discontinued operations — diluted	0.80	0.04	0.90	0.12
Cumulative effect of change in accounting principle — diluted	—	—	(0.04)	—

Net income per share — diluted	$3.04	$1.94	$2.88	$2.66

Average Number of Common Equity Shares Outstanding
Basic	73,352	73,016	73,235	72,736
Diluted	74,135	73,564	73,722	73,916

NOTES:
(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the quarter and 9 months ended September 30, 2003 include gains of $31.2 million and $29.4 million on divestitures of non-strategic businesses and other assets, compared to a loss of $2.1 million and a gain of $32.5 million reflected in the quarter and 9 months ended September 30, 2002.

(3)	Income from discontinued operations relates to Lafarge Florida Inc. and includes an after tax gain on sale of $57.8 million. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	September 30		December 31

	2003	2002	2002

Assets from Continuing Operations:
Cash, cash equivalents and short-term investments	$430,986	$237,582	$373,370
Other current assets	1,242,733	1,081,742	878,538
Property, plant and equipment, net	2,281,013	2,205,071	2,221,650
Other long-term assets	762,821	754,449	739,219

Total Assets from Continuing Operations	4,717,553	4,278,844	4,212,777
Assets from Discontinued Operations: (1)
Net current assets	—	6,588	6,732
Net noncurrent assets	—	15,085	14,719

Total Assets from Discontinued Operations	—	21,673	21,451

Total Assets	$4,717,553	$4,300,517	$4,234,228

Liabilities and Shareholders’ Equity from Continuing Operations:
Short-term debt	$15,863	$213,649	$136,120
Other current liabilities	599,728	571,268	520,283
Long-term debt	717,851	673,112	671,048
Other long-term liabilities	837,699	644,718	742,788
Shareholders’ equity	2,546,412	2,193,568	2,159,651

Total Liabilities and Shareholders’ Equity from Continuing Operations	4,717,553	4,296,315	4,229,890
Current Liabilities from Discontinued Operations (1)	—	4,202	4,338

Total Liabilities and Shareholders’ Equity	$4,717,553	$4,300,517	$4,234,228

Net Indebtedness
Long-term debt, including current portion	$733,714	$886,761	$807,168
Cash, cash equivalents and short-term investments	(430,986)	(237,582)	(373,370)

Total Net Indebtedness	$302,728	$649,179	$433,798

Consolidated Cash Flow Information
(unaudited and in thousands)

	Nine Months Ended September 30

	2003	2002

Net cash provided by operating activities	$30,910	$114,620
Capital expenditures and acquisitions	(101,191)	(198,814)
Proceeds from property, plant and equipment dispositions	53,594	73,150
Proceeds from sale of discontinued operations	123,891	—
Cash flows from discontinued operations (1)	4,844	22,925
Cash flows consumed by financing activities	(102,365)	(3,999)
Redemptions of short term investments	19,265	13,446
Effect of exchange rate changes	51,615	442
Other	(3,682)	3,548

Net increase in cash and cash equivalents	76,881	25,318
Cash and cash equivalents at January 1	351,110	202,446

Cash and cash equivalents at September 30	$427,991	$227,764

(1)	Discontinued operations relate to Lafarge Florida Inc. The sale was completed in August 2003.